Exhibit 99.1

September 5, 2023

Dominion Energy Advances Business Review;

Announces Agreements to Sell Gas Distribution Companies to Enbridge

•	Consistent with the previously outlined commitments & priorities of the ongoing business review

•	Transactions valued at $14.0 billion – all cash consideration of $9.4 billion plus assumption of debt

•	Highly credit accretive—100% of after-tax proceeds expected to be used to retire debt

•	All sales expected to close by end of 2024, subject to customary regulatory approvals

•

Company now expects to conclude review and announce repositioned outlook during the fourth quarter of 2023 given vital importance of ensuring the company is best positioned to create maximum long-term value for shareholders

RICHMOND, Va. – Dominion Energy (NYSE: D) today announced that it has concluded a robust and competitive sale process and executed three separate definitive agreements to sell its three natural gas distribution companies to Enbridge (TSX: ENB) (NYSE: ENB).

The three LDCs – The East Ohio Gas Company, Public Service Company of North Carolina, Incorporated, and Questar Gas Company along with Wexpro Company – serve about 3 million homes and businesses in Ohio, North Carolina, Utah, Wyoming, and Idaho and collectively comprise approximately 78,000 miles of natural gas distribution, transmission, gathering, and storage pipelines; more than 62 Bcf of working underground and liquefied natural gas storage capacity; and approximately 400 Bcfe of cost-of-service regulated gas reserves as of year-end 2022.

Robert M. Blue, Dominion Energy chair, president, and chief executive officer, said:

“Dominion Energy’s best-in-class gas utilities and our incredible employees set the standard for industry reliability, environmental and safety performance, customer service, and community engagement. These businesses and employees have been an integral part of the Dominion Energy team which is why we approached this decision with careful and deliberate consideration.

“We are delighted to be partnering with Enbridge who shares our ideals around employee engagement, regulatory transparency, local community investment, and exceptional customer service. As one of the largest and most experienced operators of energy infrastructure assets in North America, Enbridge will be an outstanding steward of these businesses to the benefit of employees, customers, and communities alike. Specifically, as part of the agreements, Enbridge has agreed to provide significant protections for existing employees, honor existing union commitments, and maintain local operating leadership.”

Financial information

Aggregate transactions value of $14.0 billion, including the assumption of $4.6 billion of debt, represents approximately 1.5x estimated 2022 year-end rate base of $9.2 billion.

Aggregate purchase price of $9.4 billion represents approximately 16.6x estimated 2023 operating earnings of $564 million and approximately 16.7x estimated 2024 operating earnings of $561 million.

Total estimated after-tax proceeds of $8.7 billion are expected to be used to reduce parent debt in addition to the conveyance of $4.6 billion of operating company debt. The transactions are expected to improve the company’s consolidated FFO to debt by approximately 3.4%.

Additional information related to the transactions can be found in materials included on the Investor Relations website at investors.dominionenergy.com. Transaction details by operating company are as follows:

The East Ohio Gas Company

•	Implied transaction value: $6.6 billion

•	Assumed indebtedness: $2.3 billion

•	Purchase price: $4.3 billion

•	Implied transaction value as a multiple of estimated 2022 year-end rate base: 1.5x

•	Purchase price as a multiple of estimated 2023 operating earnings: 16.3x

•	Purchase price as a multiple of estimated 2024 operating earnings: 16.0x

•	Estimated after-tax proceeds: $4.2 billion

Public Service Company of North Carolina, Incorporated

•	Implied transaction value: $3.1 billion

•	Assumed indebtedness: $1.0 billion

•	Purchase price: $2.2 billion

•	Implied transaction value as a multiple of estimated 2022 year-end rate base: 1.7x

•	Purchase price as a multiple of estimated 2023 operating earnings: 20.1x

•	Purchase price as a multiple of estimated 2024 operating earnings: 20.7x

•	Estimated after-tax proceeds: $1.8 billion

Questar Gas Company and Wexpro Company

•	Implied transaction value: $4.3 billion

•	Assumed indebtedness: $1.3 billion

•	Purchase price: $3.0 billion

•	Implied transaction value as a multiple of estimated 2022 year-end rate base: 1.5x

•	Purchase price as a multiple of estimated 2023 operating earnings: 15.1x

•	Purchase price as a multiple of estimated 2024 operating earnings: 15.5x

•	Estimated after-tax proceeds: $2.7 billion

The transactions require clearance under the Hart-Scott-Rodino Act, approval from the Federal Communications Commission, approval from the Committee on Foreign Investment in the United States as well as review or approval from Idaho Public Utilities Commission, North Carolina Utilities Commission, Public Utilities Commission of Ohio, Utah Public Service Commission, and Wyoming Public Service Commission. Closing of each transaction is expected to occur following receipt of each respective state regulatory approval(s), as required, and are not cross conditioned upon each other.

Ongoing business review

Robert M. Blue, Dominion Energy chair, president, and chief executive officer, continued:

“Today’s announcement further highlights Dominion Energy’s premier state-regulated, electric utilities that operate in some of the most attractive regions in the country. Data center expansion, bolstered by artificial intelligence (AI), along with electrification, and general economic activity are driving the most significant demand growth in our company’s history and shows no signs of abating. This unrivaled demand growth will drive very significant regulated capital investment to ensure reliable energy for our nearly 3.5 million electric utility customers.

“In addition, the thoughtful approach taken by Virginia legislators and regulators to develop a framework for our regulated offshore wind project is delivering exceptional results for customers and local economies. It enabled us to take a differentiated approach to project development, securing agreements early with offshore wind suppliers for material and services while giving them confidence in our project’s completion. This allows our vendors to maintain focus on delivering their equipment and services on time. Not only is our project on budget and on schedule, but it is also estimated to deliver electricity at a levelized cost that competes very favorably with the nation’s unregulated offshore wind projects while creating hundreds of jobs and millions of dollars of local economic benefit.

“The transactions announcement also represents another significant step in our business review, which is focused on repositioning the company to create maximum long-term value for shareholders, employees, customers, and other stakeholders. However, our work is not complete.

“Consistent with prior communications, we are focused on strengthening the company’s credit position within its existing consolidated rating categories of Baa2 (Moody’s issuer rating), BBB+ (S&P issuer rating) and BBB+ (Fitch issuer rating). We want to emerge from the review with a sustainable credit foundation that, over time, will consistently meet and exceed our current downgrade thresholds even during temporary periods of cost or regulatory pressure.

“Therefore, as part of the ongoing business review we continue to evaluate efficient sources of capital to solidly position our balance sheet for the long-term while seeking to minimize any amount of external equity financing need. In combination with the sale of our remaining interest in Cove Point and today’s announced sales of our natural gas distribution companies, additional capital sourcing would be driven by: (1) de-risking of our regulated offshore wind project through the assumption of a noncontrolling equity financing partner as provided for in recent Virginia legislation; (2) the impact of the $350 million customer rate reduction at Dominion Energy Virginia, which became effective July 1; (3) the potential impact of a prolonged period of elevated interest rates; and (4) funding of our industry-leading regulated investment opportunity driven by unrivaled demand growth.”

Business review investor event

Dominion Energy expects to host an investor event during the fourth quarter to discuss the company’s repositioned strategic and financial outlook. The event is expected to follow the completion of Dominion Energy’s ongoing business review. During the investor event, management will review Dominion Energy’s overall strategy, provide comprehensive and multi-year financial and capital investment guidance, and participate in Q&A.

Additional information

The assets included in the transactions will be reclassified as discontinued operations for GAAP reporting and excluded from operating earnings for the third-quarter and full-year 2023. We expect a decrease of $0.05 to $0.06 per share from the previously announced third-quarter operating earnings guidance range of $0.72 to $0.87 per share for the removal of such assets, which excludes any potential impact from the use of sales proceeds. Given the pending business review, the company has not provided full-year 2023 earnings guidance.

Legal and financial advisors

McGuireWoods LLP served as legal counsel to Dominion Energy. Citi and Goldman Sachs & Co. LLC acted as co-financial advisors for the transaction.

Important note to investors regarding operating earnings, FFO to debt, reported net income, net cash provided by operating activities, long-term debt, short-term debt and securities due within one year

Dominion Energy uses operating earnings (non-GAAP) as the primary performance measurement of its earnings guidance and results for public communications with analysts and investors. Operating earnings are defined as reported earnings adjusted for certain items. Dominion Energy also uses operating earnings internally for budgeting, for reporting to the Board of Directors, for the company’s incentive compensation plans and for its targeted dividend payouts and other purposes. Dominion Energy management believes operating earnings provide a more meaningful representation of the company’s fundamental earnings power. In providing estimated operating earnings of The East Ohio Gas Company, Public Service Company of North Carolina, Incorporated, Questar Gas Company, and Wexpro Company, the company notes that there could be differences between such non-GAAP financial measure and the GAAP equivalent of reported net income.

Dominion Energy intends to use FFO to debt (non-GAAP) as a supplemental liquidity measure of its ability to service its debt obligations in its guidance and results for public communications with analysts and investors. FFO to debt is defined as net cash provided by operating activities adjusted for certain items, including, but not limited to, discontinued operations and changes in working capital as a ratio to total debt, consisting of long-term debt, short-term debt, and securities due within one year, adjusted for certain items including, but not limited to, under-recovered fuel balances and operating leases. Dominion Energy management believes FFO to debt provides a more meaningful representation of the company’s ability to service its debt obligations. In providing FFO to debt, the company notes that there could be differences between such non-GAAP financial measure and the GAAP equivalents of reported net cash provided by operating activities and reported long-term debt, short-term debt, and securities due within one year.

Reconciliations of such non-GAAP measures to applicable GAAP measures are not provided, because the company cannot, without unreasonable effort, estimate or predict with certainty various components of such measures.

About Dominion Energy

About 7 million customers in 15 states energize their homes and businesses with electricity or natural gas from Dominion Energy (NYSE: D), headquartered in Richmond, Va. The company is committed to safely providing reliable, affordable and sustainable energy. Please visit DominionEnergy.com to learn more.

This release contains certain forward-looking statements with respect to the sale of The East Ohio Gas Company, Public Service Company of North Carolina, Incorporated, Questar Gas Company, and Wexpro Company, and their consolidated subsidiaries, as applicable, which are subject to various risks and uncertainties. Factors that could cause actual results to differ include but are not limited to: the risk that Dominion Energy and Enbridge may be unable to obtain any necessary regulatory approvals for any, or all, of the transactions or that required regulatory approvals may delay any, or all, of the transactions and the risk that any conditions to the closing of any, or all, of the transactions may not be satisfied. Other risk factors are detailed from time to time in Dominion Energy’s quarterly reports on Form 10-Q and most recent annual report on Form 10-K filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release. Dominion Energy assumes no obligation to provide any revisions to, or update, any projections and forward-looking statements contained in this press release.

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CONTACTS:     Media: Ryan Frazier, (804) 836-2083 or C.Ryan.Frazier@dominionenergy.com

    Financial Analysts: David McFarland, (804) 819-2438 or David.M.McFarland@dominionenergy.com